Exhibit 99.1

17855 North Dallas Parkway Dallas, TX 75287 (OTC: MKSP)
CONTACT Timothy Byrd, Chief Financial Officer (972) 860-7530 Randall Oxford, Media Relations (972) 687-4300
FOR IMMEDIATE RELEASE April 24, 2001

MARKETING SPECIALISTS ANNOUNCES YEAR-END RESULTS

          DALLAS, TX... April 24, 2001 - Marketing Specialists Corporation (OTC: MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods, reported today its financial results for the year ended December 31, 2000.

          For the year ended Dec. 31, 2000, net revenues grew to approximately $380.8 million, an increase of approximately 54.4 percent over the prior year, although slightly below plan. This increase was primarily associated with the inclusion of a full year of Richmont Marketing Specialists. Net revenues were affected by larger-than-expected deductions by manufacturers from commission revenues, as well as reduced commission revenues related to the timing of the addition of new manufacturers. On a pro forma basis, the Company's net revenues increased approximately $1.2 million, or 0.3 percent, from those in 1999.

          Cash selling, general and administrative expenses increased approximately $129.1 million (or 56.6 percent) to approximately $357.3 million for the year ended Dec. 31, 2000, as compared to $228.2 million for the same period in 1999. This increase was primarily associated with the inclusion of a full year of Richmont Marketing Specialists. On a pro forma basis, however, the Company's selling, general and administrative expenses increased approximately $2.4 million from those in 1999. This increase was primarily due to additional professional fees, severance payments, travel and other one-time expenses incurred to complete the Company's integration process during the year.

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MARKETING SPECIALISTS ANNOUNCES YEAR-END RESULTS	PAGE 2 OF 3

          On an ongoing basis, however, these cost increases have been offset by an aggressive initiative implemented during the latter part of 2000 that was designed to improve efficiency and reduce costs. The Company reduced its workforce by approximately 6 percent, providing approximately $11.5 million in annual savings, and consolidated 15 offices, which represented 17 percent of the Company's occupied facilities. The Company also made changes to its organizational structure to focus on the key components of the business, improve financial reporting systems and controls, and develop a more effective sales and marketing strategy.

          Earnings before interest, taxes, depreciation, amortization, the impairment loss, restructuring and other nonrecurring charges ("EBITDAR") increased approximately $5.1 million to approximately $23.5 million for the year ended Dec. 31, 2000, compared to $18.4 million for the same period in 1999. Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fourth quarter 2000, however, was approximately $9.7 million.

          The Company also reported that the results for the year ended Dec. 31, 2000, included a goodwill impairment loss of approximately ($307.0) million based on a discounted cash flow valuation. This valuation, however, was based on historical results and did not include many of the operating income improvements anticipated in the Company's 2001 Plan. No impairment loss was required for the Company's identified intangible asset amounts. As a result, the Company reported a net loss of approximately ($365.5) million for the year ended December 31, 2000, as compared to ($21.6) million for the same period in 1999.

          "While our adjusted revenues grew just slightly over the prior year, we made significant progress during 2000 toward completing the successful integration of our business, and we continued to win national appointments from household-name manufacturers," noted Gerald Leonard, president and chief executive officer. "Our write-off, while significant in size, reflects some of the hurdles we've faced, including the challenges mentioned at the outset of this release, the loss of lines due to conflicts resulting from our merger, the continuing rapid consolidation within the industry, and other factors we could not have anticipated at the time of our merger."

          Continued Mr. Leonard, "The encouraging news is that our fourth quarter was strong, and we see that momentum carrying over into the first part of this year. With our integration substantially complete, a new field structure in place, enhanced financial reporting systems and controls, and new services and capabilities that are unique to Marketing Specialists, we are optimistic about our prospects over the long term."

With approximately 6,000 associates in 65 locations throughout the United States, Marketing Specialists is one of the nation's largest sales and marketing organizations.
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MARKETING SPECIALISTS ANNOUNCES YEAR-END RESULTS	PAGE 3 OF 3

This press release contains forward-looking statements with the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Marketing Specialists. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Marketing Specialists' ability to consummate any of the transactions contemplated by the letters of intent to which Marketing Specialists is a party; Marketing Specialists' ability to successfully integrate any future or past acquisitions; the competitive environment; and general economic conditions. For further information, please refer to the Company's fillings with the Securities and Exchange Commission.

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